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Exhibit 18

March 14, 2003

Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94104

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Wells Fargo & Company and Subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, and have reported thereon under date of February 25, 2003. The aforementioned consolidated financial statements and our audit report thereon are incorporated by reference in the Company's annual report on Form 10-K for the year ended December 31, 2002. As stated in Note 15 to those financial statements, the Company changed the measurement date for its pension and postretirement health care plans from September 30 to November 30. The note also states that the newly adopted accounting principle is preferable in the circumstances because: (a) it would allow pension cost measurements and future pension plan funding decisions to be based on information closer to the financial statement date of December 31; and, (b) it is more closely aligned with the timing of the Company's annual budgeting and planning process. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

KPMG LLP

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  Exhibit 18